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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported)          October 18,1995
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                            TIE/COMMUNICATIONS, INC.
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             (Exact name of registrant as specified in its charter)



Delaware                                  1-7960                  06-0872068
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(State or other jurisdiction     (Commission File Number)       (IRS Employer
of incorporation)                                            Identification No.)



 500 W. 110th Street, Overland Park, Kansas                     66210
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(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code        (913) 344-0400
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                                 Not applicable
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         (Former name or former address, if changed since last report)
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ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.
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         On October 18, 1995, TIE/communications, Inc. ("TIE") was informed that TIE Acquisition Co., a Delaware corporation ("Acquisition"), acquired 3,749,587 shares of common stock, $.10 par value per share, of TIE (the "Common Stock") pursuant to Acquisition's Offer to Purchase, dated September 12, 1995, as supplemented by that Supplement to Offer to Purchase, dated October 11, 1995 (the "Tender Offer") to all shareholders of TIE. Paul H. Pfleger, a United States citizen ("Mr. Pfleger") is the sole shareholder of Acquisition. Acquisition purchased all shares of Common Stock at a price of $8.60 per share, for a total aggregate consideration of $32,246,448.20. Acquisition initiated the Tender Offer pursuant to that certain Agreement and Plan of Merger, dated as of September 5, 1995, by and among Acquisition, TIE Merger Co. ("Merger Co.") and TIE (the "Merger Agreement"). As a result of the Tender Offer, Acquisition currently owns approximately 94.2% of the issued and outstanding shares of Common Stock, and, as more fully described below, nominees of Acquisition hold five of eight seats on TIE's Board of Directors.

         Acquisition has informed TIE that $20,000,000 of the consideration used to purchase all shares of Common Stock validly tendered and not withdrawn in the Tender Offer was borrowed from NationsBank of Georgia, N.A.("NationsBank"), pursuant to that certain Loan Agreement, dated as of October 18, 1995 between Acquisition and NationsBank (the "NationsBank Agreement"). Funds borrowed pursuant to the NationsBank Agreement are payable in full upon the earlier to occur of (i) consummation of the purchase of one hundred percent of the issued and outstanding shares of Common Stock, (ii) the consummation of the merger of Merger Co., with and into TIE pursuant to the Merger Agreement, and (iii) January 16, 1996. The loans pursuant to the NationsBank agreement are secured by a first priority security interest in (i) certain shares of capital stock of MIDCOM Communications, Inc. ("MIDCOM") owned by Mr. Pfleger, and (ii) all shares of Common Stock purchased by Acquisition in the Tender Offer. In lieu of such collateral, NationsBank will accept a letter of credit from an issuing bank acceptable to NationsBank in the face amount of all obligations outstanding under the NationsBank Agreement. The amounts outstanding under the NationsBank Agreement will bear interest at the rate equal to the NationsBank prime rate plus 2.50%.

         In addition to the loans pursuant to the NationsBank Agreement, Acquisition borrowed $10 million from TIE Investment Inc., a Washington corporation and affiliate of Acquisition. TIE Investment Inc. borrowed such sums pursuant to that certain Term Loan Agreement, dated as of October 18, 1995, by and among TIE Investment Inc., Acquisition and Kellett Investment Corporation, as co-lender, and Creditanstalt Corporate Finance, Inc., as co-lender and collateral agent (the "Kellett/Creditanstalt Agreement"). The loans under the Kellett/Creditanstalt Agreement are payable not later than October 18, 1996 and bear interest at the rate of 10% per annum. The loans pursuant to the Kellett/Creditanstalt Agreement are secured by a pledge of certain stock of MIDCOM owned by Mr. Pfleger.
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         Upon consummation of the Tender Offer, Messrs. George N. Benjamin,
III, Eric. V. Carter, Robert C. Gluth, Robert A. Pritzker and Robert W. Webb, each directors of TIE, submitted their respective resignations from the boards of directors of TIE and each subsidiary of TIE. In accordance with the Merger Agreement, on October 23, 1995 the remaining members of TIE's board of directors accepted such resignations and filled the vacancies created thereby on TIE's board of directors by electing Ms. Dorothy M. Denton and Messrs. Wilfrid S. Bastine, Charles B. McNamee, John M. Orehek and Paul H. Pfleger, nominees of Acquisition. In addition, the board of directors of TIE named Charles B. McNamee to the position of Chief Executive Officer and President replacing George N. Benjamin, III.

         TIE knows of no information required to be disclosed pursuant to Item 403(c) of Regulation S-K.
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              TIE/communications, Inc.



                          By: /s/ Charles B. McNamee
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                              Charles B. McNamee
                              President and CEO


Dated:   October 30, 1995